Exhibit 10.13

LOAN AGREEMENT executed as of July 1, 2015, in Montreal, Province of Quebec.

BETWEEN:

ALITHYA GROUP INC., a corporation lawfully incorporated under the Quebec Business Corporations Act by, having its head office at 2875 Laurier Boulevard, Suite 1250, Québec, Quebec G1V 2M2, represented and giving effect herein by Paul Raymond, his President and Chief Executive Officer, duly authorized for the purposes hereof, as he declares;

(the “Borrower”)

AND

FONDS DE SOLIDARITÉ DES TRAVAILLEURS DU QUÉBEC (F.T.Q.), a legal person legally constituted under the Act constituting the FONDS DE SOLIDARITÉ DES TRAVAILLEURS DU QUÉBEC (F.T.Q.) (Québec) and registered as an investment fund manager under the terms of Regulation 31-103 respecting Registration requirements and exemptions and continuing obligations for registered persons, whose registered office is at 545 Crémazie Boulevard East, Suite 200, Montreal, Quebec, H2M 2W4, represented by Alain Denis, its Senior Vice President, new economy, duly authorized for the purposes hereof, as he declares; .

(the “Lender”)

9.1 Legal existence	9

9.2 Subsidiaries	9
9.3 Authorization and validity	9
9.4 No violation	10
9.5 Approvals	10
9.6 Confidence in laws and permits	10
9.7 Property Ownership	10
9.8 Charges	10
9.9 Contracts	10
9.10 Employees	11
9.11 Litigation	11
9.12 Absence of default	11
9.13 Taxes and taxes	11
9.14 Restriction on payments	11
9.15 Financial Statements and Fiscal Years	11
9.16 No material change	11
9.17 Full Disclosure	11

10. COVENANTS	12
10.1 Existence and Subsidiaries	12
10.2 Nature of business	12
10.3 Laws and regulations	12
10.4 Payment of taxes	12
10.5 Company and goods	12
10.6 Insurance	12
10.7 Contracts	12

10.8 Books and Records	12

10.9 Permits and authorizations	13
10.10 Contributions	13
10.11 Additional commitments	13
10.12 Veracity of statements	13
10.1 Insolvency	13
10.2 Financial difficulties

11. NEGATIVE COVENANTS	14
11.1 Expenditures and capital assets	14
11.2 Restricted payments	14
11.3 Mergers	14
11.4 Debt	14
11.5 Disposal of property	14
11.6 Change of activities	15
11.7 Change of control	15
11.8 Restrictions on Charges	15
11.9 Transactions between related persons	15

12. FINANCIAL COMMITMENTS	15
12.1 Ratio of working capital	15
12.2 Senior debt ratio	15
12.3 Total Debt Ratio	15
12.4 Consolidated basis	15

13. INFORMATION COMMITMENTS	15
13.1 Information on Alithya Entities	15
13.2 Occasional Information	16

14. DEFECTS	16
14.1 Default events	16
14.2 Recourses for Default events	17

15. MISCELLANEOUS	17
15.1 Amendments	17
15.2 Registers	17
15.3 Determination	17
15.4 Assignment	17
15.5 Fees	18
15.6 No waiver	18
15.7 Disability	18
15.8 Compensation	18
15.9 Formal Notice	18
15.10 Lender Compensation	18

16. NOTICE	19
16.1 Sending	19
16.2 Reception	19

LOAN AGREEMENT dated July 1, 2015:

BETWEEN:	ALITHYA GROUP INC.,

(the “Borrower”)

AND: (F.T.Q.),	FONDS DE SOLIDARITÉ DES TRAVAILLEURS DU QUÉBEC
(the “Lender”)

WHEREAS the Borrower has requested the Lender to make available a term loan for an aggregate amount of $ 10,000,000; and

WHEREAS the Lender has agreed to make the requested term loan on the terms and conditions provided for in this Agreement.

THE PARTIES AGREE:

1. INTERPRETATION

1.1 Definitions

In this Agreement, and unless the context otherwise requires,

1.1.1 “Affiliate” means, with respect to a Person, any other Person who directly or indirectly controls, or is controlled by, that Person, provided that if more than one Person is controlled by the same Person, those Persons are Affiliates;

1.1.2 “EBITDA” has the same meaning as it is given in the CIBC Agreement;

1.1.3 “Adjusted EBITDA” means the Borrower’s EBITDA on a consolidated basis, excluding restructuring costs incurred by the Borrower and including proceeds of disposal of property, plant and equipment and Subsidiaries;

1.1.4 “Event of default” means any case of default provided for in Article 14;

1.1.5 “Guarantee” includes any obligation that directly or indirectly guarantees the performance of an obligation of another person or that is intended to directly or indirectly provide for the payment of the debt of a creditor of another person or the same economic effect;

1.1.6 “Significant adverse effect” means a change, situation or event that could reasonably be expected, whether taken individually or in combination with other changes, situations or events, to have a Material adverse effect;

1.1.7 “Charge” means any security right or any right in or preference over property, irrespective of its legal nature, the purpose or effect of which is to secure or secure the payment of an obligation, and such as a priority, a lien, a mortgage, a security interest, a mortgage, a trust, a retention of title, a transfer of title by way of security, a repurchase sale, a financial lease or lease;

1.1.8 “CIBC” means the Canadian Imperial Bank of Commerce;

1.1.9 “Closing” means the disbursement of the principal amount of the Loan;

1.1.10 “Hedging Agreement” means any financial contract that may protect a Person from risks arising from fluctuations in foreign exchange rates or interest rates;

1.1.11 “Control” means the power, directly or indirectly, to manage the activities or determine the management policies of a Person (whether by holding shares or units, under a contract or in any other way) with the understanding that (i) a Person is deemed to control a corporation if it (or that Person and its Affiliates) holds in shares or otherwise more than 50% of the votes to elect a majority of the directors (ii) a Person is deemed to control a partnership if he (or that Person and his Affiliates) holds more than 50% of the capital of the corporation, and (iii) a Person is deemed to control a trust if he (or that Person and his Affiliates) holds more than 50% in value of the Trust Units and (iv) a Person who controls another Person is deemed to control any person controlled by such other Person;

1.1.12 “CIBC Agreement” means the credit agreement between the Borrower and CIBC dated February 3, 2015;

1.1.13 “Maturity Date” means the fifth anniversary of the Closing Date;

1.1.14 “Closing Date” means the date on which the Closing occurs, as verified by the Lender;

1.1.15 “Default” means any Event of Default and any event or situation which, as a result of the passage of time or the sending of a notice, could become an Event of Default;

1.1.16 “Debt” has the meaning ascribed to it in the CIBC Agreement;

1.1.17 “Financial debt” means the sum of the following but without duplication:

(i) obligations arising from borrowing money or obtaining funds;

(ii) redemption obligations arising out of banker’s acceptances, letters of credit or collateral or similar instruments;

(iii) obligations arising from capital leases, financial leases and sale and leaseback transactions that must appear on the liabilities side of a balance sheet;

(iv) obligations resulting from the acquisition on credit of goods or services, except accounts payable to suppliers;

(v) the negative value of the hedging contracts;

(vi) preferred shares and similar securities that must appear on the liabilities side of a balance sheet; and

(vii) Surety bonds;

1.1.18 “Distribution” means (i) a payment, in cash or in kind, that provides an income or return on the capital of a Person or that constitutes a distribution, dividend, redemption or form of repayment of the capital of a Person (other than through the issue of equity interests in that Person’s capital) or (ii) a discount, rebate or payment (including repayment of advances) to a Person related, other than as salary, contribution to an employee retirement plan, performance bonus or reimbursement of expenses;

1.1.19 “Dollar” and “$” mean legal tender money in Canada;

1.1.20 “Material adverse effect” means (i) a material adverse effect on the financial condition, business, operations, assets, liabilities or prospects of the Borrower on a consolidated basis, (ii) a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement;

1.1.21 “Alithya Entities” means Alithya Group Inc. and its Affiliates at any time, including OSI Group and its Subsidiaries;

1.1.22 “Subsidiary” means a Person Controlled by another Person;

1.1.23 “OSI Group” means OSI Consulting Group Inc.;

1.1.24 “Business Day” means a day, other than a Saturday or a Sunday, when financial institutions are open in Montreal;

1.1.25 “GAAP” means the accounting principles that are generally considered to be accepted in Canada (including the International Financial Reporting Standards if and when applicable), as set out in the manual published by the Canadian Institute of Chartered Accountants;

1.1.26 “Person” means a natural person, a legal person, a partnership, a trust, an association and any other entity;

1.1.27 “Related Person” means, in respect of a Person, any officer or director of such Person and any Affiliate of such Person (but reading the definition of Control to which the term “Affiliate” refers in replacing the percentage by 50% by 20%);

1.1.28 “Consolidation Plan” means the reorganization plan prepared on February 27, 2015 (as amended) by Raymond Chabot Grant Thornton, LLP, relating to the consolidation of Alithya Entities’ activities with Groupe OSI and its Subsidiaries;

1.1.29 “Loan” means the loan provided for in Article 2.1;

1.1.30 “Senior Debt Ratio” has the same meaning as it is given in the CIBC Agreement;

1.1.31 “Total Debt to EBITDA Ratio” means the ratio of the ratio of Debt (less cash) to EBITDA; and

1.1.32 “Working capital ratio” has the same meaning as it is given in the CIBC Agreement.

1.2 Calculation of deadlines

In the calculation of deadlines, the day marking the starting point is not counted, but that of the due date is. When the last day is not open, the deadline is extended to the next Business Day.

1.3 Calculations, Accounting Terms and Verification

1.3.1 Unless the context otherwise requires, accounting terms have the meaning ascribed to them under GAAP that (i) for financial commitment purposes (including financial ratios), are in effect at the date hereof, and (ii) for any other purpose, are in effect from time to time. Accounting calculations must be made and financial statements prepared in accordance with these principles.

1.3.2 Any provision of this Agreement requiring financial statements to be audited shall refer to an audit by an audit firm acceptable to the Lender.

1.4 Titles and annexes

The table of contents and titles of the articles have been inserted to facilitate consultation of this Convention and in no way affect its interpretation. The Annexes to this Agreement form an integral part thereof.

1.5 Applicable Law This agreement is governed by and interpreted by the law in force in Quebec and the parties recognize the exclusive jurisdiction of the courts of Quebec, District of Montreal.

1.6 Previous Agreements This Agreement supersedes all prior agreements relating to the Loan, including without limitation the Lender Letter of Offer dated June 23, 2015 and accepted by the Borrower dated June 25, 2015 together with the Lender’s Letter of Intent dated May 2015 and accepted by the Borrower on May 29, 2015.

1.7 Incompatibility In the event of any inconsistency between the provisions of this Agreement and the provisions of the other Loan Documents, this Agreement shall prevail.

2. THE LOAN

2.1 The Loan The Lender hereby makes available to the Borrower, subject to the terms and conditions set forth in this Agreement, an unsecured term loan in the amount of $ 10,000,000 (the “Loan”).

2.2 Purposes of the Loan The purpose of the Loan is to replace the existing debt and finance the operations of the Borrower.

2.3 Availability of the Loan

2.3.1 The Loan is not rotating.

2.3.2 The Loan can only be disbursed once.

2.3.3 The Closing Date must be no later than July 2, 2015 or such other date as the Lender and the Borrower agree in writing.

3. RANK

3.1 Unsecured Loan The Loan is unsecured and ranks with other ordinary creditors of the Borrower.

3.2 Absence of subordination No subordination will be granted by the Lender, with the exception of a subordination in favor of CIBC of its senior bank credits in place at the Closing Date and granted under the CIBC Agreement, on terms and conditions acceptable to the Lender.

4. CONDITIONS PRECEDENT TO THE LOAN

4.1 Conditions precedent to the Loan

Prior to disbursement of the Loan, the following documents must be delivered to the Lender (or, as the case may be, the following conditions must be met) and the content of these documents (or the fulfillment of these conditions) must be to the satisfaction of the Lender:

4.1.1 the constituent documents of the Borrower;

4.1.2 an attestation certificate in respect of the Borrower;

4.1.3 documents establishing the authority of persons acting on behalf of the Borrower to enter into this Agreement and to exercise the rights and perform the obligations therein;

4.1.4 a certificate of an officer of the Borrower confirming that (i) the Conditions precedent to the closing of the acquisition by the Borrower of OSI Group have been fulfilled so that the Borrower is at or before the Closing Date is the sole shareholder of each of the Subsidiaries of the Borrower, OSI Group and each Subsidiary of the Borrower immediately prior to such acquisition (ii) the credits granted by CIBC under the terms of the CIBC Agreement remain available on the Closing Date and the Borrower is not in default under the CIBC Agreement and (iii) the Loan is eligible under the Lender’s law of incorporation;

4.1.5 a certificate of compliance in the form set out in Schedule “A” of the Chief Financial Officer of the Borrower for the absence of any Default and the fulfillment of the Borrower’s obligations under this Agreement, including confirmation that the Total Debt to EBITDA Ratio will be met on a projected basis during the 12-month period following the Closing Date;

4.1.6 a copy of the credit agreement signed by CIBC, the Lender and the Alithya Entities;

4.1.7 an account for existing debts and a payment directive instructing the Lender to repay such existing debts from the Loan; and

4.1.8 Legal advice from the Borrower’s legal advisers on matters that the Lender may reasonably request.

4.2 Waiver of prerequisites

The provisions of Article 4.1 are for the exclusive benefit of the Lender and the Lender may waive all or part of them, with or without conditions, and without affecting its rights against the Borrower, and without affecting its power to avail itself of these provisions later.

5. INTEREST AND COSTS

5.1 Commitment fees

Prior to or concurrently with the disbursement of the Loan, the Borrower must pay to the Lender a commitment fee in the amount of $ 90,000, in addition to the $ 10,000 fees already paid by the Borrower.

5.2 Interest on the Loan

5.2.1 The balance of the Loan bears interest at an annual rate of 9.5%.

5.2.2 Interest is payable quarterly in arrears on March 31st, June 30th, September 30th and December 31st of each year and expires for accrued and unpaid interest.

5.3 Interest on arrears

5.3.1 Any amount owing (including principal or interest) that is not paid at maturity bears interest at the annual rate of 15% until it is fully reimbursed (both before and after the occurrence an Event of default or judgment); and

5.3.2 Interest on arrears is compounded monthly.

5.4 Calculation of Interest and Rate

5.4.1 All interest is calculated on the daily balance, and the annual rate is calculated on the basis of a 365-day year.

5.4.2 For the purposes of the Canadian Interest Act, the annual rate at which a rate calculated on the basis of that base equals the rate calculated on that basis multiplied by the actual number of days in the year concerned and divided by 365 days.

6. REPAYMENT

6.1 Mandatory repayment

6.1.1 Unless the balance of the Loan becomes due before the occurrence of an Event of Default, the principal amount of the Loan is repayable prior to its maturity on the basis of the attainment of minimum levels of adjusted EBITDA of the Borrower; in the event that Adjusted EBITDA calculated on the basis of the financial statements of the Borrower for a given financial year, commencing with the fiscal year ending March 31, 2016, amounts to (i) $ 3,000,000, the Borrower shall repay a principal amount of $ 1,000,000 and (ii) $ 6,000,000, the Borrower shall repay a principal amount of $ 2,000,000, which repayment must be made within three months of the end of the fiscal year concerned; subject to the occurrence of an Event of Default and the exercise by the Lender of its remedies, no further repayment of capital will be due before maturity and the entire outstanding balance of the principal will be due upon maturity of the Loan ; and

6.1.2 The Borrower shall repay the Loan in full on the Maturity Date.

6.2 Early Redemption at the Borrower’s Option

6.2.1 As of the second anniversary of the Closing Date, the Borrower may, after giving notice to the Lender, make prepayments under the Loan.

6.2.2 Prior to the second anniversary of the Closing Date and only in the event of the sale of the Borrower’s French Subsidiary, the Borrower may, after giving notice to the Lender, make early repayments under the Loan up to a maximum of 50% of the principal amount of the Loan.

6.2.3 The notice must state the amount of the prepayment (which must be an integer multiple of $ 100,000 in addition to the interest accrued on the redemption amount), as well as the prepayment date (which must not be less than three Business Days after receipt of the notice by the Lender and which must be a Business Day).

6.2.4 No prepayment may be made under the Loan if there is a Default.

6.3 Lapse of the benefit of the term

6.3.1 In the event of an Event of Default, the Lender may demand full repayment of the Loan and payment of accrued interest.

7. CONVERSION ON THE SURVIVAL OF AN EVENT OF DEFAULT

In the event of an Event of Default, the Lender may, at its option, convert the principal amount of the Loan in whole or in part into voting and participating shares of the Borrower at a price equal to the book value of such share at that date, according to the following formula, it being understood that the numerator may never be less than $ 0.01:

Net tangible assets - (cash value of preferred shares + their accumulated dividends)

Number of participating shares outstanding, on a fully diluted basis

The Lender’s conversion right shall be effected by giving the Borrower 60 days written notice of the amount of capital to be converted and the calculation of the conversion price established on the basis of the latest interim financial statements of the Borrower available, the Borrower retaining the right to avoid the conversion by repaying all of the principal balance and paying accrued interest before the expiry of that 60-day period.

8. PLACE AND CURRENCY OF PAYMENT

8.1 Payments to the Lender Payment of all amounts due to the Lender under the Loan as repayment of principal or interest shall be made by pre-authorized direct debits unless revoked by the Borrower. Any other amount payable by the Borrower to the Lender hereunder shall be paid to the Lender at such place as the Lender may from time to time advise.

8.2 Time of payments If a payment is due on a non-business day, such payment may be made on the next Business Day; the interest or commissions payable are then calculated taking into account this period. All payments must be made in immediately available funds on the date the payment is due.

8.3 Currency All amount due under this Agreement shall be paid in Dollars.

8.4 Payments net of taxes If, because of the existence of a tax or a tax, the Borrower or the Lender was required by law to deduct or deduct from a payment due or made by the Borrower The latter will have to pay the additional amount that would be required for the actual payment received to be equal to the amount that would have been received in the absence of such deduction or deduction (including any additional deductions or deductions from this additional amount).

8.5 Judgment If judgment is to be obtained against the Borrower in respect of any amount due under this Agreement and if the judgment is rendered in another currency (“Other currency”) than the amount in which that amount was due under this Agreement (“Agreement Currency”), the Borrower shall pay, if any, on the date of payment of the judgment, an additional amount equal to the excess of (i) the amount that was due under the Agreement, converted in the Other currency, on the date of payment of the judgment, on (ii) the amount of the judgment, both for the purpose of obtaining the judgment and for calculating the conversion indicated in (i), the exchange rate is the average the average spot rate announced by the Bank of Canada for the sale of the Other currency on the appropriate date. Any additional amount due under this section constitutes a cause of action separate from the actionable cause, and that judgment is not conclusive in that regard.

9. REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations with respect to itself and the Alithya Entities:

9.1 Legal existence

9.1.1 Each Alithya Entity is a duly constituted and organized entity that has a valid existence and is in good standing under the laws of its jurisdiction of incorporation;

9.1.2 Each Alithya Entity has the powers necessary to own its assets and carry out its current or planned activities; and

9.1.3 Each Alithya Entity is authorized to do business and is in good standing in all jurisdictions in which the nature of the business it operates makes such authorization necessary.

9.2 Subsidiaries At the Closing Date, the Borrower has no Subsidiary other than the following Subsidiaries: Alithya Consulting SAS, Alithya Consulting USA and Alithya Consulting Inc.

9.3 Authorization and validity

9.3.1 The Borrower: (i) has the necessary powers to execute this Agreement and to carry out its obligations under this Agreement; (ii) has duly authorized, by taking all necessary measures, the signing of this Agreement and the performance of its obligations under it; and (iii) duly and validly signed this Agreement.

9.3.2 The obligations of the Borrower under this Agreement constitute valid obligations of the Borrower and are enforceable against the Borrower.

9.4 No violation The signing of this Agreement and the performance by the Borrower of its obligations hereunder do not violate the Borrower’s Articles of Incorporation or Bylaws, applicable laws or regulations, an ordinance or decision of a court or government authority or agency or a material contract to which the Borrower is a party.

9.5 Approvals No consent, authorization or approval from any governmental or regulatory authority or agency, nor any filing or registration with any such authority or body, is necessary for the purpose of signing or performance by the Borrower of this Agreement or to ensure its legality, validity or enforceability.

9.6 Compliance with laws and permits Each Alithya Entity complies in all material respects with all laws and regulations that apply to it, its business and its assets (including environmental laws). Each of the Alithya Entities holds all the permits, licenses, approvals, consents, and other authorizations required by all such laws and regulations to be the owner of its assets and to carry on its current or proposed activities, and complies with all such permits, licenses, approvals, consents and other authorizations.

9.7 Property Ownership Each Alithya Entity owns all the property necessary for the operation of its business. Property owned by Alithya Entities and any property of third parties that it beneficially uses is sufficient and in such a state as to enable it to properly operate its business in accordance with its current budgets. The property and assets of the Alithya Entities are not subject to any defect of title or restriction as to their use. All equipment, software and other tangible personal property owned or used by each of the Alithya Entities are, substantially, in good repair and maintenance condition and adequate for the performance of its business, subject to normal wear and tear.

9.8 Charges The assets of the Alithya Entities are not assigned any Charge except Charges permitted by Article 11.8.

9.9 Contracts There is no defect or breach, nor any state of affairs or law that, after notice or expiration of a delay, would constitute a default or breach by any of the Alithya Entities or any other party to the terms of the Alithya Entity’s material contracts and that could have a material adverse effect. The Borrower has not received any notice or indication that a material contract will terminate prior to its expiration.

None of the Alithya Entities is bound by any contract or commitment to restrict the continuation of its business in the ordinary course of business, including, without limitation, any exclusivity, non-competition, non-solicitation or confidentiality. The Borrower has not received any notice or indication that the contracts with the Government of Quebec would be the subject of an investigation or examination.

9.10 Employees The Borrower is in good standing with respect to all reports that it must make and all contributions and contributions to which it is legally or contractually obligated as an employer.

9.11 Litigation There are no lawsuits, arbitrations, labor disputes, proceedings before any governmental or regulatory authority or body, and, to the knowledge of the Borrower, no claim or investigation by any such authority or authority. such an organization (including under environmental laws).

9.12 Absence of default There is no default.

9.13 Taxes Each of the Alithya Entities has filed all the relevant income tax and other tax returns and has paid all taxes and fees of a significant amount that it is required to pay. The accruals and provisions recorded in the books of Alithya Entities in respect of taxes and other government fees are adequate. The Borrower has not received any notice or indication that the status of its consultants or employees would be contested by the relevant tax authorities.

9.14 Restriction on payments None of the Alithya Entities is subject to any law, regulation, agreement or legal impediment that prohibits or restricts the power of that entity to make Distributions or to make or repay any loans or advances, or imposes conditions on such power.

9.15 Financial Statements and fiscal years The financial statements of the Alithya Entities forwarded to the Lender are complete and accurate and fairly present the financial position and results of operations of the Alithya Entities on a consolidated basis as of the date indicated in accordance with GAAP. None of the Alithya Entities has, as of the date hereof, any contingent liabilities, income taxes, accruals, unrealized or anticipated losses attributable to adverse liabilities, which, in each case, is important and has not been disclosed in writing to the Lender. The financial year of the Alithya Entities ends on March 31 of each year.

9.16 Absence of material change No Material adverse change has occurred since March 31, 2015 to the date of this Agreement.

9.17 Full Disclosure The information, reports, financial statements and other documents provided or to be provided to the Lender by or on behalf of the Alithya Entities in connection with the negotiation and execution of this Agreement, as a whole, contain or contain any false statement of a material fact and do not omit or omit to mention a fact that it would be important to mention in order to ensure that the statements made therein are not false or misleading in the light of the circumstances in which they were made. All forecasts were made under reasonable assumptions.

10. COVENANTS

10.1 Existence and Subsidiaries The Borrower undertakes to maintain its legal existence, not to initiate proceedings for its liquidation or dissolution, and to cause each of its Subsidiaries to do the same, except in the manner specified in the Combination Plan. The Borrower undertakes that each of the other Alithya Entities shall at all times be a wholly owned subsidiary of the Borrower.

10.2 Nature of the business The Borrower undertakes that there shall be no material change in the nature, activities and operation of its business and that of the other Alithya Entities.

10.3 Laws and regulations The Borrower undertakes to comply with and cause each of the other Alithya Entities to comply with the laws and regulations governing them (including environmental laws and regulations) and to make all declarations, and all financial statements and reports required under those laws and regulations.

10.4 Payment of taxes The Borrower agrees to pay and settle and arrange for each of the other Alithya Entities to pay and pay all taxes, assessments and government fees imposed on it in respect of its income or any of its property and assets before the date on which penalties or interest apply thereto, except for taxes, or rights whose payment is disputed in good faith in the course of an appropriate proceeding and for which an adequate provision has been made.

10.5 Business and property The Borrower undertakes to fully exploit its business and to keep its property in good condition, as a diligent administrator would, and to comply with the laws and regulations applicable to the operation of its business and the holding of its property, including environmental legislation and regulations, and to ensure that each of the Alithya Entities do the same.

10.6 Insurance The Borrower undertakes to insure and ensure that each of the other Alithya Entities insures its property and business, including fire, theft, environmental risks and business interruptions, and insure against the risks arising from civil liability, as a prudent administrator would do and to provide evidence to the Lender of such assurances.

10.7 Contracts The Borrower undertakes to perform and to cause each of the other Alithya Entities to fulfill its obligations under all contracts that are necessary for the operation of its business or the holding of its property.

10.8 Books and Records The Borrower will maintain and cause each of the other Alithya Entities to maintain the books and records necessary for the operation of its business, as would a diligent administrator. The Borrower shall permit and cause each of the other Alithya Entities to permit the Lender’s representatives to examine their books and records, to make copies or extracts thereof, to inspect one or the other assets or assets and discuss their business and affairs with their managers and auditors.

10.9 Permits and authorizations The Borrower undertakes to obtain and cause each of the other Alithya Entities to obtain all permits and authorizations that may be necessary for the operation of its business or the holding of its property, and to renew such useful time the permits and authorizations that he currently possesses that may be necessary for the operation of his business or the holding of his property (including permits and authorizations required by environmental laws and regulations), except as to permits and authorizations the absence of which could not adversely and significantly affect its financial position, the ownership of its property, its ability to operate its business or its ability to fulfill its obligations to the Lender.

10.10 Contributions The Borrower agrees to:

10.10.1 to contribute, with its employees and those of its Subsidiaries resident in Québec and at the same time as these, to the acquisition of shares of the Lender, on the basis of one dollar for each dollar invested by an employee, up to $ 250 per employee per year;

10.10.2 implement a payroll deduction procedure to allow employees to purchase Lender shares through direct debit on each payroll;

10.10.3 Put in place a tax relief mechanism for contributions to the Lender at both the provincial and federal levels; and

10.10.4 contribute to the Lender Economic Training Foundation at the rate of $ 40 (plus taxes) annually per employee (including those of his Subsidiaries) residing in Quebec and who has worked a minimum of 320 hours during the course of the same fiscal year, this amount being payable within 30 days of the end of each of its fiscal years.

10.11 Additional commitments The Borrower shall cooperate with the Lender and perform all acts and will execute any document that the Lender may reasonably request in order to implement this Agreement and to respect its spirit, and shall cause each of the other Alithya Entities to do so. even.

10.12 Veracity of declarations The Borrower shall cause all statements made in this Agreement to be true and correct at all times, except with respect to statements that they are made on a particular date only.

10.13 Insolvency

10.13.1 The Borrower agrees not to undertake and that each of the other Alithya Entities does not commence bankruptcy, liquidation or other similar proceedings without the prior consent of the Lender, the Lender having full discretion in this regard, which consent will be subject to satisfactory due diligence by the Lender and its legal advisers regarding the proposed procedure;

10.13.2 The Borrower shall cooperate with the Lender and its legal counsel during such due diligence and shall provide the Lender and its legal counsel with any information and documentation requested by them in the course thereof, including advice from Entity counsel. Alithya, and make each of the other Alithya Entities do the same.

The Borrower undertakes to grant a right for the Lender, in the event of financial hardship to the Borrower or any of its Subsidiaries, to oblige the Borrower to provide, at its own expense, an external consultant whose choice shall be acceptable to the Lender, to develop a diagnosis of the problems of the Borrower or Subsidiary and / or to assist the management team in the resolution of such problems. This external advisor will report directly to the Board of Directors of the Borrower and copies of his reports shall be given to the Lender upon request of the Borrower. Similarly, the Borrower acknowledges that the Lender may, in its sole discretion, communicate directly with this Advisor and undertakes to inform the Lender’s rights advisor with respect to the mandate so given.

11. NEGATIVE COVENANTS

11.1 Expenditures and capital assets The Borrower and its Subsidiaries will not incur capital expenditures in respect of capitalized or capitalized property or assets which, calculated in accordance with GAAP, generally exceed $ 500,000 in a given fiscal year.

11.2 Restricted payments In any given year, the Borrower and its Subsidiaries will not pay dividends, make payments of capital, or make any redemptions (other than dividend distributions on or redemption of shares “B” (issued as of the date of this Agreement), “H” (as of the date of this Agreement) and “I” of the capital stock of the Borrower), to pay amounts in respect of the Deferred Loan or make gifts or gratuities to members of their group without the prior written consent of the Lender.

Sinapse’s sale price balance, in respect of all amounts due, will not be refunded without the prior written approval of the Borrower by the Lender.

11.3 Mergers The Borrower and its Subsidiaries shall not enter into mergers or other similar transactions without the prior written consent of the Lender. The Lender will not prevent a transaction without cause considered reasonable for it.

11.4 Debt The Borrower and its Subsidiaries shall not create, enter into or permit the existence of a Financial Debt except for amounts due to the Lender and senior bank credits in place at the Closing Date and granted under the CIBC Agreement.

11.5 Disposal of property The Borrower and its Subsidiaries will not sell or otherwise dispose of any material property except in connection with sales made at fair market value in the ordinary course of business.

11.6 Change of business activities The Borrower and its Subsidiaries shall not change their respective principal business activities or move the Borrower’s registered office outside Québec except with the prior written consent of the Lender.

11.7 Change of control There can be no change in the effective Control of the Borrower as long as the Loan remains payable, except with the prior written consent of the Lender.

11.8 Restrictions on Expenses The Borrower and each of its Subsidiaries will not create, accept or tolerate the existence of any Expenses in respect of any property or assets, other than Expenses incurred in the ordinary course of business and pre-arranged expenses. incurred on the date of signature of this agreement.

11.9 Transactions between Related Parties The Borrower agrees not to perform and that each of the other Alithya Entities does not engage in transactions with Related Parties (other than other Alithya Entities) on terms significantly less favorable than market conditions.

12. FINANCIAL COMMITMENTS

12.1 Ratio of working capital The Borrower undertakes to maintain a working capital ratio of at least 1.20: 1.0 at all times.

12.2 Senior Debt Ratio The Borrower agrees to maintain a first level Debt/EBITDA ratio of not more than 3.00: 1.0 at any time.

12.3 Total Debt Ratio The Borrower agrees to maintain a Total Debt Ratio on EBITDA of 4.50 or less at any time on or after the first anniversary of the execution of this Agreement.

12.4 Consolidated basis All financial covenants will be calculated quarterly on a consolidated basis, taking into account the Borrower and its Subsidiaries, EBITDA will be calculated based on the last 12 months.

13. INFORMATION COMMITMENTS

13.1 Information on Alithya Entities

The Borrower undertakes to provide the Lender, without charge:

13.1.1 within 120 days after the end of each fiscal year, the Borrower’s consolidated annual audited financial statements, together with the Management Auditors’ letter and the annual non-consolidated and non-consolidated financial statements. verified by each of the Alithya Entities;

13.1.2 within 120 days after the end of each fiscal year, the Borrower’s consolidated budget and projected financial statements for the following fiscal year (including the balance sheet, statement of income and expenses, statement of cash flows and capital expenditure budgets) presented by quarter, with assumptions, as well as projected financial ratios for the following year;

13.1.3 within 120 days after the end of each fiscal year and within 30 days after the end of each of its first three financial quarters, a certificate of compliance regarding the compliance with the commitments contained in this Agreement in the form of Annex “A”;

13.1.4 within 20 days after the end of each month, the unaudited monthly financial statements;

13.1.5 no later than 30 days before the end of each of its fiscal years, an annual operating and capital budget approved by its directors;

13.1.6 within 20 days of any meeting of the board of directors, a copy of the minutes of said meeting;

13.1.7 without delay, a copy of any institution or contestation of any legal proceedings to which the Borrower is a party, except the shares on account;

13.1.8 without delay, as and when renewals are made, confirmation of the renewal of his insurance or notice of non-renewal, as the case may be; and

13.1.9 upon receipt, a copy of any document alleging an offense against any law, regulation, policy or other requirement of any authority, or the occurrence of a default under a contract to which it is a party.

13.2 Information on occasion The Borrower shall promptly inform the Lender of (i) any Default or (ii) any event or fact that could result in a Material Adverse Change. The Borrower must also provide the Lender, within a reasonable time, with all information and documents and allow such inquiries, studies, audits or inspections as the Borrower may reasonably request or desire in connection with the business, the financial position, assets, assets and prospects of the Alithya Entities or to verify whether the Borrower is fulfilling its obligations under this Agreement.

14. DEFAULTS

14.1 Event of Default The occurrence of one or more of the following events constitutes an Event of Default under this Agreement:

14.1.1 the Borrower fails to pay on time any sum due as a result of the present;

14.1.2 one or more Alithya Entities are in default (after the expiration of any grace period, if any) to one or more of their other creditors in respect of one or more obligations (including obligations owed to the Lender otherwise than under the Loan), unless such breach is in good faith disputed;

14.1.3 an Alithya Entity ceases to carry on business, except as provided in the Consolidation Plan, or becomes insolvent or bankrupt;

14.1.4 the assets of an Alithya Entity are seized (except where such seizure is in good faith disputed and does not prevent the normal operation of the business of the entity concerned) or are subject to owned by a creditor or are in receivership or if a trustee, receiver or liquidator is appointed in respect of an Alithya Entity;

14.1.5 any statement made in this Agreement or if any document submitted by an Alithya Entity or any of its representatives in connection with this Agreement is in error in any material respect;

14.1.6 any financial commitment of Article 12 of this Agreement is not maintained;

14.1.7 an Alithya Entity otherwise fails to perform any of its obligations under this Agreement and does not remedy such default within 15 days after notice to that effect is given to the Borrower by Lender;

14.1.8 a Change in the Control of the Borrower; or

14.1.9 a material adverse change.

14.2 Occurrence of an Event of Default In the occurrence of an Event of Default, the Lender may, by notice to the Borrower,

14.2.1 declare that all amounts owing by the Borrower to the Lender under this Agreement are due forthwith and require immediate payment of all or part of such amounts; or

14.2.2 to exercise all his rights and remedies, including the rights and remedies conferred on him by this Agreement;

it being understood that all amounts due by the Borrower pursuant to this Agreement shall automatically become payable, without notice, upon the occurrence of an Event of Default described in Section 14.1.3 or 14.1.4.

15. MISCELLANEOUS

15.1 Amendments Any amendment, waiver or consent relating to this Agreement shall be made or given in writing by the Lender and, in the case of any amendment, by the Borrower.

15.2 Records The Lender keeps records of transactions between the Borrower and itself under this Agreement. These records are presumed to accurately reflect these transactions and the Borrower’s Debt to the Lender, unless there is evidence to the contrary that the Borrower owes the burden.

15.3 Determination Any determination by the Lender of the amounts payable to it under this Agreement shall be binding on the Borrower, unless the Borrower proves otherwise. At the request of the Borrower, the Lender will provide the method for calculating these amounts.

15.4 Assignment The Loan is assignable at the option of the Lender. The Borrower may not assign its rights or receivables under this Agreement. Similarly, the Borrower may not request or permit a third party to assume its obligations under this Agreement.

15.5 Fees The Borrower shall pay the costs incurred (including reasonable legal and consulting fees) by the Lender in relation to the preparation, negotiation and implementation of this Agreement and the exercise of the rights and powers of the Borrower. and the fulfillment of the obligations provided for therein or resulting therefrom.

15.6 No waiver The Lender’s failure to exercise any of its rights does not imply a subsequent waiver of such right and the Lender’s failure to notify the Borrower of the occurrence of an Event of Default does not include waiver to avail itself of this Default.

15.7 Severability Any decision of a court to the effect that any of the provisions hereof is void or unenforceable shall not affect the other provisions of this Agreement or their validity or enforceability.

15.8 Compensation If there is an Event of Default, the Lender may set off any amount due to the Borrower with any amount that the Borrower fails to pay hereunder.

15.9 Formal Notice The Borrower shall be deemed to be in default upon the occurrence of an Event of Default without notice or notice being given, except as provided in Section 14.

15.10 Lender’s Indemnity

15.10.1 If a law, regulation, administrative direction or court order has the effect of (i) increasing the cost to the Lender of the Loan, or (ii) reducing the Lender’s income of the Loan for the Lender (including, but not limited to, the imposition of reserves, taxes, or capital adequacy requirements of the Lender), the Lender may submit to the Borrower indicating the amount of this additional cost or reduction of income; except in the case of manifest error, such statement shall be deemed conclusive proof of the amount of such additional cost or reduction of income and the Borrower shall forthwith pay such amount to the Lender. However, this Section 15.10.1 does not apply to any additional cost or income reduction resulting from a capital or total income tax of the Lender.

15.10.2 The Borrower shall, on demand, repay to the Lender the amount of any loss of loss or income suffered by the Lender as a result of repayment of the Loan prior to its maturity that is not in compliance with section 6.2. Unless there is a manifest error, any statement prepared by the Lender showing the amount of such loss and the method of calculation thereof shall be deemed to conclusively establish such loss.

15.10.3 The Borrower shall indemnify the Lender for all costs (including reasonable legal and consulting fees) incurred by the Lender and arising from a Default, a breach by the Borrower of any law or regulation governing the Borrower or the operation of its business or the holding of its property, including environmental laws and regulations or any bankruptcy, liquidation proceedings or other similar proceedings filed against the Borrower, including repayment of any payment or repayment made to the Lender by the Borrower under this Agreement which is the subject of a recourse in preference or fraudulent transfer or any other remedy, order, injunction or similar order.

16. NOTICES

16.1 Sending Unless otherwise provided, any notice that one party may give to another shall be given in writing, either by delivering it, or by sending it by registered mail or by facsimile transmission, to the address of the addressee indicated under his signature of this Convention or any other address which may be notified by one party to the other in accordance with this Section 16.

16.2 Reception A notice is deemed to have been received by the recipient at the time of delivery, if delivered, or on the third Business Day after mailing, if it is sent by registered mail, or, when transmitted by facsimile, the day of its transmission, if it is transmitted before 3:00 pm on a Business Day, or the Business Day following the day of its transmission, if it is transmitted on a non-business day or as of 3:00 pm on a Business Day. If the postal or facsimile services were interrupted by a strike, a slowdown, a force majeure or other cause, the party giving the notice must use an uninterrupted mode of dispatch or must deliver the notice in question, so that the notice can be received by the addressee.

AND THE PARTIES HAVE SIGNED IN THE PLACE AND DATE INDICATED ON THE FIRST PAGE OF THIS AGREEMENT.

ALITHYA GROUP INC.

By: /s/ Paul Raymond

Name: Paul Raymond

Title: President and Chief Executive Officer

Address:

2875 Laurier Boulevard, Suite 1250,

Quebec City, Quebec G1V 2M2

SCHEDULE “A”

ATTESTATION OF CONFORMITY

[Date •]

FONDS DE SOLIDARITÉ DES TRAVAILLEURS DU QUÉBEC (F.T.Q.)

545 Crémazie Boulevard East, Suite 200,

Montreal, Quebec H2M 2W4

Subject: Loan Agreement dated July 1, 2015

We refer you to the Loan Agreement between us and the Lender mentioned therein. I am the Chief Financial Officer of the Borrower and I hereby certify that, to the best of my knowledge, after reasonable verification, the representations made in the Loan Agreement are still true and correct in all material respects and no default has occurred or is continuing. I certify that the financial statements provided with this certificate are complete and accurate in all material respects and fairly represent, in accordance with GAAP, the financial position of the Alithya Entities as of • 2015.

I certify that as of •, the last day [of the last quarter] [of Alithya Group Inc.’s fiscal year]:

1. The Working Capital Ratio, calculated in the manner provided by the Loan Agreement, was •: 1.00;

2. The Senior Debt Ratio calculated as provided by the Loan Agreement was: • 1.00;

3. [The Total Debt Ratio, calculated in the manner provided by the Loan Agreement, was •, less than 4.50;] [to be confirmed from the first anniversary of the Closing Date]

The attached documents provide detailed information on the calculation of the ratios above.

Name: •
Position: •